                              SPONSORSHIP AGREEMENT

         THIS SPONSORSHIP AGREEMENT ("Agreement") is made and entered into as of this 1st day of January, 1997, by and between HYDRON TECHNOLOGIES, INC., a New York corporation with its principal offices located at 1001 Yamato Road, Suite 403, Boca Raton, Florida 33431, ("Hydron") and MIAMI DOLPHINS, LTD., a Florida limited partnership with its principal offices located at 7500 Southwest 30th Street, Davie, Florida 33314 ("Dolphins").

         WHEREAS, the Dolphins own and operate the Miami Dolphins, a professional football team and member of the National Football League, which presently is scheduled to play its home games at Pro Player Stadium in Miami, Florida (the "Stadium"); and Hydron desires to be a sponsor of the Miami Dolphins for certain entertainment and promotional purposes in connection with the Miami Dolphins including its home games during the term of this Agreement; and

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Hydron and the Dolphins hereby agree as follows:

         1.       TERM OF AGREEMENT

                  1.1 The term of this Agreement shall commence on the date hereof and terminate upon the conclusion of the week following the conclusion of the Dolphins 2000 regular season or post season, if applicable (the "Term" or "Initial Term"). However, this Agreement may be earlier terminated in accordance with the provisions hereof.

                  1.2 Hydron shall have the right to terminate this Agreement upon written notice to Dolphins at any time between November 1, 1997 and December 15, 1997, in which event this Agreement shall be terminated following the Dolphins last 1997 regular or post-season game, if any. If Hydron does not timely exercise its right to terminate this Agreement, then Hydron agrees that this Agreement shall continue for the entire four (4) year term unless earlier terminated pursuant to Section 8 of this Agreement.

         2.       SPONSORSHIP RIGHTS

                  2.1 For the Term of this Agreement, the Dolphins will provide Hydron with certain advertising and promotional benefits as are set forth in and in accordance with Exhibit "A" attached hereto and made a part hereof (the "Sponsorship Rights").

                  2.2 For the Term of this Agreement, Hydron shall be designated as a sponsor of the Dolphins in the Sunscreen/Skin Care Category (as defined below) and a licensee of the Marks (as defined below) in the Sunscreen/Skin Category by the Dolphins. For purposes of this Agreement, the term "Sunscreen/Skin Care Category" means the product category consisting of sunscreen, sun protection and similar skin care products.

                  2.3 The Sponsorship Rights granted by the Dolphins to Hydron are subject to


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termination in whole or in part at any time upon written notice to Hydron if such Sponsorship Rights conflict with any exclusive advertising rights granted by NFL Properties, Inc. to one of its advertisers or sponsors. In the event of any such termination of exclusivity, the non-terminated Sponsorship Rights granted to Hydron by the Dolphins shall nonetheless continue for the remainder of the Term and the provisions of Section 8.2 shall apply. As of the date hereof, the Dolphins have no knowledge of any claim by NFL Properties that the Sponsorship Rights violate or conflict with exclusive rights granted by NFL Properties.

         3.       CONSIDERATION

                  3.1 In consideration of the Sponsorship Rights granted to Hydron hereunder:

                            (a) Hydron shall pay to the Dolphins an aggregate
amount of $96,000 (plus any applicable sales and other taxes) as follows: Hydron shall pay Dolphins the sum of $24,000 (plus any applicable sales and other taxes) on July 1, 1997, July 1, 1998, July 1, 1999 and July 1, 2000.

                  3.2 In the event that the consideration is not paid by Hydron on or before the applicable payment due date, said failure to pay shall be considered a material breach by Hydron, and the Dolphins may elect to charge Hydron a late fee of 1.5% per month of the payment then due and owing until it is paid in full. The Dolphins agree to provide written notice to Hydron of the failure to receive any payment, and Hydron shall have a five (5) business day period following delivery of written notice in which to cure the payment default before the Dolphins may elect to terminate this Agreement and pursue applicable remedies. It is agreed by Hydron that any such election of remedies does not waive any other remedies for breach of contract available to the Dolphins.

                  3.3 Except as otherwise specifically provided in this Agreement, including Exhibit "A", each of the parties shall pay its own expenses of performing its obligations under this Agreement.

         4.       USE OF MARKS

                  4.1 Hydron and the Dolphins may use the name, logos, colors, trademarks, service marks, or other identifying features ("Marks") of the other, as specifically contemplated in connection with the Sponsorship Rights, subject to any limitations set forth in this Agreement.

                  4.2 All advertising material and any use of the other parties' Marks by a party is subject to the prior written approval of the Mark owner. Either party shall submit all such materials or proposed usage of a Mark to the other party at least two weeks prior to its intended use. The Mark owner shall have the right to inspect and require changes or deletions (including the right to disapprove of such advertisement or use of Marks in their entirety) of advertising and promotional copy or material that the Mark owner may deem to be contrary to its policies or best interests. Such requirements will not be unreasonably imposed, and the foregoing approvals and


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requirements will be consistently given and imposed on all sponsors or users of the Marks, as the case may be.

                  4.3 Any and all public announcements or press releases by or on behalf of the other party regarding the Sponsorship Rights or the details of this Agreement shall be subject to the consent of the other party, and each party shall have the right to approve in advance the contents and timing thereof. Notwithstanding the foregoing, the Dolphins acknowledge that Hydron, as a publicly held company, has disclosure obligations pursuant to the federal securities laws. Hydron agrees to take the comments of the Dolphins into account in preparing and disseminating such disclosure, but notwithstanding comments from the Dolphins, Hydron shall make such disclosure as may be required by law.

                  4.4 For purposes of this Agreement, the Dolphins and Hydron expressly recognize that the Marks are the unique, valid and exclusive property of the respective owner of the Mark. The Dolphins and Hydron agree that they shall not, either during the term of this Agreement or thereafter, directly or indirectly, contest the validity of the other's Marks or any of the registrations pertaining thereto, in the United States or elsewhere, nor adopt the other's Marks or any term, word, mark or designation which is in any aspect confusingly similar to the other's Marks. The Dolphins and Hydron specifically acknowledges that any use of the Marks pursuant to this Agreement shall not create for the Dolphins or Hydron any right, title or interest in the other's Marks. The Dolphins and Hydron further agree that they will not at any time do or cause to be done any act or thing, directly or indirectly, which contests or in any way impairs or tends to impair any part of the right, title and interest of the other in its Marks; and the Dolphins and Hydron shall not, in any manner, represent that it has any ownership interest in the other's Marks or the registrations therefor. Upon termination of this Agreement, the Dolphins and Hydron shall immediately terminate all use of the other's Marks.

                  4.5 Hydron expressly recognizes that the Dolphins have previously granted the exclusive rights to license and sublicense its Marks to NFL Properties, Inc., and that the grant to Hydron of the right to use the Marks is subject to the prior approval of NFL Properties, Inc. In the event that such approval is not so given by NFL Properties, Inc., then such usage rights of Hydron shall immediately terminate. The Dolphins represent that they will use reasonable efforts to obtain the consent of NFL Properties, Inc. to the execution and performance of this Agreement prior to their execution hereof. In any such event, the provisions of Section 8.2 will apply.

         5.       STADIUM POLICY; GOVERNING LEAGUE POLICIES

                  5.1 Hydron and the Dolphins agree that this Agreement shall be performed in accordance with rules and policies of the Stadium as may be applicable to this Agreement, if any. The Dolphins will advise Hydron of any development of or changes in these rules and policies that might adversely affect the terms of this Agreement.


                  5.2 The parties agree that this Agreement shall automatically be subject to any new or amended National Football League (the "NFL") rules or regulations applicable to advertising or promotional benefits provided by NFL member teams to its sponsors effective as

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of the date such regulation shall take effect and that this Agreement shall incorporate and be subject to the Constitution, By-Laws, rules and regulations, the duly authorized resolutions of the governing body, the decrees and rulings of the commissioner and the terms and conditions of any and all agreements to which the NFL is a party and as to which the NFL has bound its member clubs (collectively all of such regulations, resolutions, decrees and agreements are referred to as the "Governing League Policies"). The Dolphins shall advise Hydron of any changes therein which may materially and adversely affect the Sponsorship Rights. As of the date hereof, the Dolphins have no knowledge of any claim by the NFL that the Sponsorship Rights violate any Governing League Rules.

                  5.3 Without limiting any other potential uses of the Dolphins' Marks, Hydron agrees that the Dolphins may allow or authorize any League Sponsor (as defined below) to engage in advertising and promotional activities in the Dolphins' local market (including, without limitation, the Stadium), or otherwise provide benefits to such League Sponsor, if such League Sponsor is entitled to engage in such activities or receive such benefits pursuant to any sponsorship or promotional licensing arrangement now or hereafter entered into between such League Sponsor and the NFL or any of its affiliates (including, without limitation, NFL Properties, Inc., NFL Enterprises, Inc. and NFL Films, Inc.). For purposes of this Agreement the term, "League Sponsor" shall mean any person or entity which currently is, or at any time becomes a sponsor or promotional licensee of or with respect to any NFL event or program now or hereafter in existence. By way of illustration only and without limiting the generality of the foregoing, League Sponsors may place advertising and promotional materials (including displays) in the Stadium, in connection with a League event, such as the Super Bowl.

                  5.4 If any rule or regulation of the Stadium, or any Governing League Policy as described in Sections 5.1, 5.2 or 5.3 requires the termination or revision of any Sponsorship Right, such Sponsorship Right shall be revised or terminated upon written notice to Hydron and the provisions of Section 8.2 shall apply to such termination or revisions.

         6.       REPRESENTATIONS AND WARRANTIES

                  6.1 Hydron represents and warrants to the Dolphins the following, all of which representations and warranties shall apply during the Term of this Agreement.

                            (a) Hydron is a corporation in good standing under
the laws of the state of New York and is duly authorized to transact business in Florida, with full power and authority to enter into and fully perform its obligations under this Agreement. The execution and delivery of this Agreement on behalf of Hydron has been duly authorized by Hydron and this Agreement constitutes a valid, binding and enforceable obligation of Hydron.

                            (b) Neither this Agreement nor anything required to
be done hereunder by Hydron violates or shall violate any corporate charter, contract or other document to which Hydron is a party or by which it is otherwise bound.

                  6.2 The Dolphins represents and warrants to Hydron the following, all of

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which representations and warranties shall apply during the Term of this
Agreement

                            (a) The Dolphins is a Florida limited partnership in
good standing under the laws of the State of Florida and the Dolphins is duly authorized to transact business in Florida, with full power and authority to enter into and fully perform its obligations under this Agreement. The execution and delivery of this Agreement on behalf of the Dolphins has been duly authorized by the Dolphins and this Agreement constitutes a valid, binding and enforceable obligation thereof.

                            (b) Neither this Agreement nor anything required to
be done hereunder by the Dolphins violates or shall violate any partnership agreement, corporate charter, contract or other document to which the Dolphins is a party or by which it is otherwise bound.

         7.       HOLD HARMLESS AND INDEMNIFICATION

                  7.1 Each of the parties shall indemnify and hold harmless the other, and their respective partners, shareholders, officers, employees, agents and representatives (collectively, the "Indemnitees") from and against any and all claims, orders, damages, liabilities, costs and expenses, including reasonable attorney's fees, arising out of the other party's negligent actions or omissions with respect to this Agreement, or such party's wilful misconduct or breach of any representation, warranty or agreement in this Agreement applicable to it. Neither party shall have an obligation to indemnify or hold harmless an Indemnitees from any claim arising from or related to the Indemnitees negligence or misconduct. Each party hereto shall promptly notify the other of any claim or litigation to which the indemnity set forth in this paragraph applies. Each of the parties agree to defend all actions to which such indemnity applies and to conduct the defense thereof at its expense and by qualified counsel, which counsel shall be reasonably satisfactory to the Indemnitees. Each of the parties agree that the foregoing indemnities also apply for the benefit of the NFL (and its affiliates), South Florida Stadium Corporation, the owner and operator of Pro Player Stadium and their respective officials, officers, partners, agents and employees, who shall be deemed third party beneficiaries of this Agreement for the purpose of enforcing these indemnity obligations. These indemnity obligations shall survive the termination or expiration of this Agreement.


                  7.2 Insurance. The Dolphins shall, at its own expense, maintain in effect throughout the term of this Agreement, comprehensive general liability insurance policies with carriers of recognized standing, with limits of liability of at least One Million Dollars ($1,000,000), governing any and all property damage and person injury (including death) arising out of activities covered by this Agreement. Hydron shall, at its own expense, maintain in effect throughout the term of this Agreement, comprehensive general liability insurance policies with carriers of recognized standing, with limits of liability of at least One Million Dollars ($1,000,000), covering any and all property damage and personal injury (including death) arising out of activities covered by this Agreement and shall obtain and maintain such additional insurance coverage as the Dolphins shall reasonably require with respect to any Sponsored Events or similar activities.

                                       5

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         8.       TERMINATION

                  8.1(a) Without prejudice to any other rights, the Dolphins shall have the right to terminate this Agreement upon written notice to Hydron if Hydron fails to perform or comply with any term or condition of this Agreement within five (5) business days following delivery of written notice for a payment default or within thirty (30) days following written notice of any other breach of this Agreement sent to Hydron stating such failure or failures; provided that any such failure remains uncured at the end of such period.

                            (b) Without notice to any rights, Hydron shall have
the right to terminate this Agreement upon written notice to Dolphins, if Dolphins fail to perform or comply with any material terms or conditions of this Agreement within thirty (30) days following delivery of written notice to Dolphins stating such failure or failures; provided that any failure remains uncured at the end of such period.

                  8.2 This Agreement may be terminated by the Dolphins or modified to reduce or eliminate certain promotional benefits (such as use of Marks or Sponsorship Rights), as described in Sections 2.3, 4.5 and 5.4 hereof. Upon any such termination or modification, the Dolphins will in good faith attempt to substitute a promotional benefit of equivalent promotional value for any benefits that the Dolphins was forced to eliminate; or, if the Dolphins is unable to substitute a promotional benefit of similar magnitude, then the Dolphins and Hydron shall attempt, in good faith, to agree upon an adjustment in the amount of fees payable by Hydron to the Dolphins under this Agreement. If the Dolphins and Hydron cannot agree upon an adjustment in the amount of fees payable hereunder, then Dolphins and Hydron agree to arbitrate the adjustment in fees and to be bound by the decision of the arbitrators. Any such arbitration shall be conducted in accordance with the rules of the American Arbitration Association.

                  8.3 Upon termination of this Agreement, all rights and privileges granted to Hydron hereunder shall automatically revert to the Dolphins. Upon termination of this Agreement by the Dolphins pursuant to paragraph 8.1(a), any and all payments then or later due to the Dolphins shall become due and payable in full immediately, and no portion of any prior payments made to the Dolphins shall be refundable.

                  8.4 In the event that Hydron terminates this Agreement pursuant to the provisions of Section 8.1(b), then the fees paid, if any, for the balance of the term of this Agreement shall be immediately refunded to Hydron provided Hydron has not received sponsorship rights or benefits equal to such fees.

         9.       MISCELLANEOUS

                  9.1 The parties hereto agree to maintain in confidence the terms and conditions of this Agreement, except to the extent that a proposed disclosure by a party of any specifications or conditions hereof is authorized in advance by the other party pursuant to Section 4.3 or is otherwise required by law.

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                  9.2 It is mutually understood and agreed that Hydron and the
Dolphins, and their respective partners, officers, employees, representatives and agents are, at all times, herein, acting and performing separately and independently of each other and are in no way or manner to represent themselves as agents or employees of the other party. As such, no party shall incur any expenses or create any liens or encumbrances in another party's name or against another party's interests. This Agreement shall not create a joint venture, partnership, or a relationship of principal and agent, or of employer and employee, between the parties.

                  9.3 All notices required to be given hereunder shall be properly served if in writing and delivered either by (i) personal delivery,
(ii) certified or registered mail, postage prepaid, facsimile, or (iii) by recognized overnight courier service which delivers only upon the signed receipt of the addressee, which in any case shall be delivered to the respective addresses set forth at the beginning of this Agreement or such other addresses as may be designated by written notice by such party. Notice shall be deemed given on the date of delivery of such notice to the recipient or the date of refusal to accept delivery of such notice by the addressee or its agent.

                  9.4 In connection with any action arising from or in connection with the enforcement of this Agreement, the prevailing party shall be entitled to an award of its expenses, including reasonable attorneys' fees and disbursements, incurred or paid before and at trial or any other proceeding which may be instituted, at any tribunal level, and whether or not suit or any other proceeding is instituted.

                  9.5 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Jurisdiction and venue for any legal proceedings arising out of this Agreement shall exclusively lie in the state and federal courts situate in Broward County, Florida.

                  9.6 No party may assign any of its rights or obligations

hereunder without the prior written consent of the other party, except that Hydron may assign its rights and obligations under this Agreement to its parent, its successor or to an affiliate (as such term is defined under the rules and regulations promulgated under the federal securities laws of the U.S.) upon the reasonable consent of the Dolphins that such affiliate assignee has the financial means and corporate authority to perform such obligations and Hydron may not withhold its consent to an assignment of this Agreement in the event of a merger or reorganization of the Dolphins, a sale of all or substantially all of the Dolphins' assets or a consolidation of the Dolphins with any of its affiliates or related parties.

                  9.7 In the event that the performance of this Agreement is prevented because of an act of nature or force majeure or if the exhibition of any scheduled home games of the Dolphins is canceled because of strike, lockout, labor dispute or other cause of similar nature beyond the reasonable control of the Dolphins, the same shall not constitute a breach of this Agreement. The Dolphins hereby agree, in good faith, to attempt to reschedule any aspect of the Sponsorship Rights which is prevented from occurring as scheduled, at such date as may be

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reasonably agreeable to the Dolphins and Hydron. If one or more events or benefits are unable to be rescheduled during the Term of this Agreement, the provisions of Section 8.2 shall apply in the same manner as if such failure to reschedule caused a termination of a Sponsorship Right. Nothing stated in this Agreement grants Hydron any sponsorship, promotional or other rights with respect to any Super Bowl, Pro Bowl or NFL conference championship or play-off games or any other football game(s) which are not part of the preseason or regular season schedule of games to be played at home by the Miami Dolphins.

                  9.8 This Agreement (including Exhibit "A") sets forth the entire understanding and agreement of the parties hereto with respect to its subject matter and supersedes all prior under standings or agreements between the parties relating to the same subject matter. Any amendments or modifications to this Agreement shall be in writing, as mutually agreed upon by both parties.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized representatives, effective as of the date first shown above.

                                        HYDRON TECHNOLOGIES, INC.

                                        By: /s/ Harvey Tauman
                                           -------------------------------------
                                             Harvey Tauman
                                             President and Chairman
                                             Date:
                                                  ------------------------------

                                        MIAMI DOLPHINS, LTD., a Florida limited partnership

                                        By: SOUTH FLORIDA FOOTBALL
                                            CORPORATION, its General Partner

                                        By: /s/ Eddie Jones
                                           -------------------------------------
                                             Eddie Jones, President
                                             Date:
                                                  ------------------------------

                                    8


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                                    EXHIBIT A

                    MIAMI DOLPHINS/HYDRON TECHNOLOGIES, INC.

                               SPONSORSHIP RIGHTS

Season-Long Merchandising

PRINT ADVERTISING

The Dolphins will provide to Hydron:

o One full page, four (4) color advertisement for Hydron in all ten (10) issues of GameDay Magazine, the official publication of the National Football League and the Miami Dolphins distributed at Pro Player Stadium during each year during the Term.

PROMOTIONAL MEDIA

In connection with this Agreement, Dolphins will provide the following promotional media:

                                   1996 BENEFITS PROVIDED TO HYDRON

o Executive Suite: 320A. Use of the executive suite for the December 8, 1996 game vs. the New York Giants. The game will include twelve (12) tickets and two
                                      (2) parking passes.

o Stadium Signage: Hydron sign will be in place on the West Scoreboard - Secondary Tri-Vision Panel for the December 8, 1996 game vs. the New York Giants and the December 16, 1996 game vs. the Buffalo Bills.

o Product Sampling: Hydron will provide ten thousand (10,000) sunscreen samples which will be distributed to club level patrons prior to and during the December 8, 1996 game vs. the New York Giants. The Dolphins will permit Hydron to set up four (4) display booths which will be staffed by Hydron employees to distribute the sunscreen.

                                   1997-2000 BENEFITS TO HYDRON


o "Defensive Play of the Week" Promotion: Hydron will be the title sponsor of the 30-second Jumbtron video "Defensive Player of the Week" promotion which will be displayed during each Miami Dolphins home game.

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o        Product Sampling: The Dolphins will permit Hydron to distribute sunscreen product samples to fans in attendance at one (1) home game during each contract year. Hydron will set up four (4) display booths and will staff them with Hydron employees. The Dolphins will also permit Hydron to distribute sunscreen product samples during the first two (2) weeks of training camp at the Dolphins training facility in Davie during each contract year.

o Team Affiliation: Hydron will be permitted to advertise itself as a "Proud Sponsor of the Miami Dolphins" in the skin care category.

o Easements: The Miami Dolphins will use reasonable efforts to provide endorsements of Hydron sunscreen/skin protection products from its training staff.

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